                          SECURITIES AND EXCHANGE COMMISSION
                                Washington D.C. 20549

                                 -------------------

                                     SCHEDULE 14a
                                    (RULE 14a-101)
                       INFORMATION REQUIRED IN PROXY STATEMENT

                               SCHEDULE 14a INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                           SECURITIES EXCHANGE ACT OF 1934



FILED BY THE REGISTRANT                          /X/
FILED BY A PARTY OTHER THAN THE REGISTRANT       / /

CHECK THE APPROPRIATE BOX:


/ / Preliminary Proxy Statement             / /  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))



/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               -----------------------
                               OVERSEAS FILMGROUP, INC.
                   (Name of Registrant as Specified in its Charter)

                                ---------------------
                                    Not applicable
       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

                                ---------------------
Payment of Filing Fee (Check the appropriate box):
/X/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    (1)  Title of each class of securities to which transaction applies:
    (2)  Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
    (4)  Proposed maximum aggregate value of transaction:
    (5)  Total fee paid:
/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
    (1)  Amount previously paid:
    (2)  Form, Schedule or Registration Statement No.:
    (3)  Filing Party:
    (4)  Date Filed:

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                              OVERSEAS FILMGROUP, INC.
                               8800 SUNSET BOULEVARD
                                    THIRD FLOOR
                              LOS ANGELES, CALIFORNIA

                                  August 29, 1997




Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of Overseas Filmgroup, Inc. (the "Company") which will be held at the Ticketmaster Screening Room, 8800 Sunset Boulevard, First Floor, Los Angeles, California on Thursday, September 25, 1997 at 1:00 p.m., Pacific Daylight time.

    At the meeting, the stockholders of the Company will be asked to elect two directors to the Company's Board of Directors and to ratify management's appointment of independent auditors for 1997. The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the matters upon which stockholders will vote at the upcoming meeting, and we urge you to read these materials carefully.

    This will be our first annual meeting since the October 1996 merger between the Company (then known as Entertainment/Media Acquisition Corporation) and the then privately- held, Overseas Filmgroup, Inc. We hope you will be present to hear management's report to stockholders. However, whether or not you plan to attend the meeting in person and regardless of the number of shares you own, it is important to the Company that your shares be represented at the meeting. Accordingly, we urge you to complete, sign, date and return the accompanying proxy in the enclosed postage pre-paid envelope as promptly as possible. If you do attend the meeting and wish to vote your shares personally, you may revoke your proxy at that time.

                             Sincerely,



    /s/ Ellen Dinerman Little                    /s/ Robert B. Little

       ELLEN DINERMAN LITTLE                     ROBERT B. LITTLE
President, Co-Chief Executive Officer and       Co-Chief Executive Officer
and Co-Chairman of the Board of Directors      Co-Chairman of the Board of
                                               Directors

                              OVERSEAS FILMGROUP, INC.
                               8800 SUNSET BOULEVARD
                                    THIRD FLOOR
                           LOS ANGELES, CALIFORNIA 90069
                                  (310) 855-1199


NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 25, 1997

    Notice is hereby given that the Annual Meeting of Stockholders of Overseas Filmgroup, Inc. (the "Company") will be held at the TicketMaster Screening Room, 8800 Sunset Boulevard, First Floor, Los Angeles, California 90069 on Thursday, September 25, 1997 at 1:00 p.m. Pacific Daylight time (the "Annual Meeting") for the following purposes:

    1. To elect two (2) directors to serve until the Annual Meeting of Stockholders in 2000;

    2. To ratify the Company's selection of Price Waterhouse LLP as the Company's independent auditors for the fiscal year ending December 31, 1997; and

    3. To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

    The Board of Directors has fixed the close of business on August 20, 1997 as the record date ("Record Date") for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting.

    You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are urged to promptly date and sign the enclosed proxy and mail it to the Company in the enclosed envelope, which requires no postage if mailed in the United States. Return of your proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

                             By Order of the Board of Directors,

                             /s/ William F. Lischak

                             WILLIAM F. LISCHAK
                             Chief Operating Officer, Chief Financial Officer and Secretary


August 29, 1997
Los Angeles, California

                               OVERSEAS FILMGROUP, INC.

                          8800 SUNSET BOULEVARD, THIRD FLOOR
                            LOS ANGELES, CALIFORNIA 90069
                               -----------------------

                                   PROXY STATEMENT
                                ---------------------

     This Proxy Statement is furnished to stockholders of Overseas Filmgroup, Inc. (the "Company") in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company (the "Board" or "Board of Directors") for use at the Annual Meeting of Stockholders to be held at 1:00 p.m., Pacific Daylight time, on Thursday, September 25, 1997, at the Ticketmaster Screening Room, 8800 Sunset Boulevard, First Floor, Los Angeles, California 90069, and at any postponements or adjournments thereof. The approximate date on which this Proxy Statement and accompanying form of proxy are first being mailed to stockholders is August 29, 1997.

    At the Annual Meeting, stockholders of the Company will be asked to consider and vote upon the following items:

    Item No.1:     The election of two directors to serve until the Annual
                   Meeting of Stockholders in 2000; and

    Item No. 2:    A proposal to ratify the Company's selection of  Price
                   Waterhouse LLP as   the Company's independent auditors for
                   the fiscal year ending December 31, 1997.

    The Board of Directors believes that election of its director nominees and approval of Item No. 2 are in the best interests of the Company and its stockholders and recommends to the stockholders the approval of each of the nominees and of Item No. 2.

PERSONS ENTITLED TO VOTE AT THE ANNUAL MEETING

    The Board has fixed the close of business on August 20, 1997, as the Record Date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. Only holders of record of the Company's Common Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, the Company had outstanding 5,732,778 shares of Common Stock.

    Each share of Common Stock is entitled to one vote on all matters which may come before the Annual Meeting. Pursuant to Delaware law and the Company's Bylaws, each share of Common Stock may be voted for each nominee to be elected to the Board of Directors and for whose election the share is entitled to vote. The Company's stockholders are not entitled to cumulate votes with respect to the election of directors.

ACTION TO BE TAKEN UNDER PROXY

    All proxies in the accompanying form that are properly executed and returned in time and not revoked will be voted at the Annual Meeting and any postponements or adjournments thereof in accordance with the specifications thereon, or if no specifications are made, will be voted:

    (i) FOR the election as a director of each of the two nominees described herein; and

    (ii) FOR ratification of the Company's selection of Price Waterhouse LLP as the Company's independent auditors for the fiscal year ending December 31, 1997.

    The Board of Directors knows of no matters, other than those stated above, to be presented and considered at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any postponements or adjournments thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on such matters. The persons named as proxies were selected by the Board and are directors and officers of the Company. The persons named in the enclosed proxy may also, if a quorum is not present, vote such proxy to adjourn the Annual Meeting.

REVOCATION OF PROXY

    Proxies may be revoked by a stockholder prior to their exercise by delivering to the Company, to the Secretary's attention, a written instrument signed by the stockholder revoking the same or a duly executed proxy bearing a later date. In addition, a stockholder who attends the Annual Meeting may vote his or her shares personally and thereby revoke his or her proxy at that time.

VOTE REQUIRED FOR APPROVAL

    Assuming a quorum is present, the affirmative vote by the holders of a plurality of the votes cast at the Annual Meeting will be required for the election of directors, and the affirmative vote of a majority of the votes cast at the Annual Meeting will be required to approve the proposal to ratify the Company's selection of Price Waterhouse LLP as the Company's independent auditors for fiscal 1997. For purposes of determining the number of votes cast with respect to any voting matter, only those cast "for" or "against" are included. However, with respect to all matters other than the election of directors, broker non-votes (where a broker submits a proxy but indicates it does not have discretionary authority to vote a customer's shares on one or more matters) will not be treated as present and will have the effect of reducing the number of affirmative votes required to achieve a majority of the votes cast, while abstentions will be treated as present and entitled to vote and therefore will have the effect of a vote against such proposal. With respect to the election of directors, pursuant to Delaware law, shares as to which a stockholder abstains or withholds from voting and broker non-votes will not be counted as voting thereon and therefore will not affect the election of the nominees receiving a plurality of votes cast.

    The presence, in person or by proxy, of a majority of all of the outstanding shares of the Company's Common Stock as of the Record Date is necessary to constitute a quorum to transact business at the Annual Meeting. Those shares present, in person or by proxy, including shares as to which authority to vote on any proposal being considered at the Annual Meeting is withheld, shares abstaining as to any proposal being considered at the Annual Meeting, and broker non-votes on any proposal being considered at the Annual Meeting, will be considered present at the Annual Meeting for purposes of establishing a quorum.

    Certain stockholders of the Company (including, among others, Ellen
Dinerman Little, Co-Chairman of the Board of Directors, President and Co-Chief Executive Officer of the Company, and Robert B. Little, Co-Chairman of the Board of Directors and Co-Chief Executive Officer of the Company), who own an aggregate of approximately 3,833,895 shares (66.9%) of the 5,732,778 shares of the Company's Common Stock issued and outstanding as of the Record Date, are parties to a stockholders voting agreement pursuant to which they have agreed to vote in favor of the nominees for election as directors at the Annual Meeting set forth herein. See "Certain Arrangements Regarding Management of the Company, the Nomination and Election of Directors, and Voting" below. If such parties do in fact cast their vote in such manner, the election of such director nominees is assured. The Company has also been informed that Ms. Little and Mr. Little, who are entitled to vote 3,202,778 shares (55.9%) of the 5,732,778 shares of the Company's Common Stock issued and outstanding as of the Record Date, intend to vote in favor of the ratification of the Company's selection of Price Waterhouse LLP as the Company's independent auditors for the Company's fiscal year ending December 31, 1997. If Ms. Little and Mr. Little do in fact cast their votes in such manner, the approval of the proposal to ratify the selection of Price Waterhouse LLP as the Company's independent auditors is also assured. See "Security Ownership of Certain Beneficial Owners and Management" for a table of the beneficial ownership of the Company's Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each current director of the Company, (iii) each of the executive officers of the Company listed in the Summary Compensation Table under "Compensation of Directors and Executive Officers" below, and (iv) all current executive officers and directors of the Company as a group.

EXPENSES OF SOLICITATION

    The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. In addition to the solicitation of proxies by use of the mails, proxies may be solicited by officers, directors and regular employees of the company (none of whom will receive additional compensation therefor), in person, or by telephone or other means. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record and will reimburse such persons for their reasonable out-of-pocket expenses in connection therewith. The Company has also engaged the services of D.F. King & Co., Inc., a firm specializing in proxy solicitation, to solicit proxies for a fee of approximately $3,500.

BACKGROUND REGARDING THE COMPANY - THE OCTOBER 1996 MERGER

    The Company was incorporated in December 1993 under the name Entertainment/Media Acquisition Corporation" as a Specified Purpose Acquisition Company-Registered Trademark-(*) "Specified Purpose Acquisition Company" is a registered servicemark of GKN Securities Corp.in order to acquire an operating business in the entertainment and media industry by merger or other similar type of transaction. From inception until the October 1996 merger hereafter described, its operations were limited to organizational activities, completion of an initial public offering in February 1995, and the evaluation and negotiation of possible business combinations. On October 31, 1996, pursuant to an Agreement of Merger dated as of July 2, 1996, as amended as of September 20, 1996, among the Company, Overseas Filmgroup, Inc. - a privately-held Delaware corporation ("Pre-Merger Overseas"), and Ellen Dinerman Little and Robert B. Little (as amended, the "Merger Agreement"), the Company merged with Pre-Merger Overseas (the "Merger"), with the Company as the surviving corporation in the Merger. Upon consummation of the Merger, the Company changed its name to "Overseas Filmgroup, Inc." and succeeded to the business and operations of Pre-Merger Overseas which had been established in 1980. Unless otherwise specifically indicated or the context otherwise requires, the term the "Company" includes the Company (Overseas Filmgroup, Inc.) and its wholly owned subsidiaries and references to the operations of the Company are to the operations of Pre-Merger Overseas through the date of the Merger and to the combined company following the Merger. In addition, the term "EMAC" is sometimes used herein to refer to the Company during the period from its inception as "Entertainment/Media Acquisition Corporation" until the Merger.

    The aggregate merger consideration paid by the Company to the three stockholders of Pre-Merger Overseas (Ellen Dinerman Little, the Company's President, Co-Chairman of the Board and Co-Chief Executive Officer, Robert B. Little, the Company's Co-Chairman of the Board and Co-Chief Executive Officer, and William F. Lischak, the Company's Chief Operating Officer, Chief Financial Officer, Secretary and a Director) consisted of (i) 3,177,778 shares of the Company's common stock, par value $.001 per share ("Common Stock"), (ii) $1,500,000 in cash, and (iii) a $2,000,000, five year, secured promissory note (the "Merger Note"). The cash merger consideration was paid from a portion of the proceeds of a trust fund which held approximately 90% of the net proceeds of the Company's initial public offering.

    Prior to the Merger, no stockholder beneficially owned in excess of 10% of the Company's issued and outstanding Common Stock and only one entity (a general partnership (since dissolved) consisting of three individuals, including two current directors, Stephen K. Bannon and Scot K. Vorse) beneficially owned in excess of 5% of the Company's issued and outstanding Common Stock (5.1%). Upon consummation of the Merger, Ellen Dinerman Little and Robert B. Little became the beneficial owners of approximately 56.6% of the Company's Common Stock (including for such purpose, shares of Common Stock for which they have been granted proxies and shares of Common Stock underlying immediately exercisable options held by them). Since the Merger, Ms. Little and Mr. Little have purchased additional shares of the Company's Common Stock and now beneficially own approximately 57.4% of the Company's Common Stock. See "Security

---------------------
* "Specified Purpose Acquisition Company" is a registered servicemark of GKN Securities Corp.

Ownership of Certain Beneficial Owners and Management" for information regarding the beneficial ownership of the Company's Common Stock by Ellen Dinerman Little and Robert B. Little as of the Record Date.

    In connection with the Merger, the Company entered into a number of agreements with certain of the former stockholders and executive officers of Pre-Merger Overseas including a Lock-Up and Registration Rights Agreement (see "Security Ownership of Certain Beneficial Owners and Management"), employment agreements and non-competition agreements (see "Compensation of Executive Officers and Directors - Employment and Related Agreements"), and a Tax Reimbursement Agreement (see "Certain Relationships and Related Transactions"). The Company also adopted two stock option plans (see "Compensation of Executive Officers and Directors - Stock Option Plans") and entered into certain arrangements regarding management of the Company including a stockholders' voting agreement among certain stockholders of the Company (see "Certain Arrangements Regarding Management of the Company, the Nomination and Election of Directors, and Voting"). Upon consummation of the Merger, the Company adopted new Bylaws and amended and restated its Certificate of Incorporation to, among other things, change the Company's name, increase its authorized capital stock, and enact certain anti-takeover provisions, including, without limitation, a classified board of directors. Upon consummation of the Merger, the officers of the Company resigned their respective positions and new officers, consisting of the former officers of Pre-Merger Overseas, were appointed by the Company's new Board of Directors which had been elected at the Company's October 1996 Special Meeting of Stockholders in lieu of 1996 Annual Meeting at which the Merger had been approved by the Company's stockholders (the "October 1996 Special Meeting of Stockholders"). For accounting and financial reporting purposes, the Merger was considered a reverse acquisition of EMAC with Pre-Merger Overseas as the acquirer. Accordingly, the results of operations and financial position of the Company, for periods and dates prior to the Merger, are the historical results of operations and financial position of Pre-Merger Overseas for such periods and dates. Following the Merger, the fiscal year of the Company was changed from November 30 to December 31 (Pre-Merger Overseas' fiscal year), effective for the fiscal year ended December 31, 1996. References in this Proxy Statement to the Company's fiscal year are to the twelve month periods beginning January 1 and ending December 31 of each year. References in this Proxy Statement to the Company's last fiscal year are to the twelve months ended December 31, 1996.

CERTAIN ARRANGEMENTS REGARDING MANAGEMENT OF THE COMPANY, THE NOMINATION AND
    ELECTION OF DIRECTORS, AND VOTING

         In accordance with the Merger Agreement, the current directors of the Company were elected at the October 1996 Special Meeting of Stockholders. The current directors consist of four persons designated prior to the Merger by Pre-Merger Overseas (Ellen Dinerman Little, Robert B. Little, William F. Lischak and Alessandro Fracassi) and three persons designated prior to the Merger by the Company (Stephen K. Bannon, Jeffrey A. Rochlis and Scot K. Vorse). Pursuant to the Merger Agreement, upon consummation of the Merger a Stockholders' Voting Agreement, dated as of October 31, 1996 (the "Stockholders' Voting Agreement"), was entered into among the Company, Ellen Dinerman Little, Robert B. Little, William F. Lischak, and certain persons who were stockholders of the Company prior to consummation of the Company's initial public offering

(Jeffrey A. Rochlis, Barbara Boyle, the Hoberman Family Trust, John Hyde, Stephen K. Bannon, Scot K. Vorse and Gary M. Stein - collectively, the "Initial Stockholders"). The parties to the Stockholders' Voting Agreement, who as of the Record Dated owned an aggregate of 3,832,895 (or 66.9%) of the Company's issued and outstanding Common Stock, have agreed to use their best efforts to cause the Board of Directors of the Company to consist of seven members during the term of such agreement, including four individuals designated by Ms. Little and Mr. Little and three individuals designated by the Initial Stockholders. In accordance therewith, of the two current director nominees (Robert B. Little and Stephen K. Bannon), Mr. Little was designated by Ms. Little and Mr. Little, and Mr. Bannon was designated by the Initial Stockholders. Each party to the Stockholders' Voting Agreement also agreed that the following actions shall require the affirmative vote of at least seventy-five percent of the authorized number of directors of the Company: (i) any amendment to the Restated Certificate of Incorporation of the Company or the Company's Bylaws that would change the voting rights of stockholders, the number or classes of directors, or the notice and quorum requirements for meetings of the Board of Directors, its committees or the shareholders; (ii) a merger or sale of all or substantially all of the assets of the Company; (iii) the designation or issuance of any preferred stock; and (iv) any amendments to the operating guidelines described below (collectively, the "Supermajority Provisions"). The Stockholders' Voting Agreement terminates eight and one-half years from the date of the Merger or sooner if the employment with the Company of Ms. Little, Mr. Little and Mr. Lischak is terminated. In addition, the right of Ms. Little and Mr. Little, and of the Initial Stockholders, to designate directors (but not the obligation to vote for the designees of others) will terminate (i) as to Ms. Little and Mr. Little, (A) if they (and Mr. Lischak) own less than 794,444 shares of the Company's Common Stock, they will be entitled to designate only two directors, and (B) if they (and Mr. Lischak) own less than 20,000 shares, they will not be entitled to designate any director; or (ii) as to the Initial Stockholders, (A) if they own less than 175,000 shares of the Company's Common Stock, they will be entitled to designate only two directors, (B) if they own less than 125,000 shares, they will be entitled to designate only one director, and (C) if they own less than 20,000 shares, they will not be entitled to designate any director. In connection with the Merger, operating guidelines for the Board of Directors and management of the Company were established setting forth certain general guidelines with respect to the authority and responsibilities of officers of the Company, the structure and responsibilities of the Board of Directors and the Executive Committee of the Company, and certain other general business matters. The Board of Directors has also adopted operating resolutions implementing the Supermajority Provisions.

                                    PROPOSAL NO. 1

                                ELECTION OF DIRECTORS

    The directors of the Company are divided into three classes, as indicated below. At each annual meeting of stockholders, successors to the class of directors whose terms expire at such meeting will be elected to serve for three-year terms and until their successors are elected and have qualified.

    It is intended that the persons named in the accompanying proxy will, unless otherwise specifically instructed, vote for the election of the two nominees listed below to serve as directors until the Annual Meeting of Stockholders in 2000 and until their respective successors are elected and have qualified. Stockholders of the Company will have an opportunity on their proxy cards to vote in favor of one or more director nominees while withholding their authority to vote for one or more director nominees. Both of the nominees are present directors of the Company whose terms end at the 1997 Annual Meeting and who have consented to being named in the Proxy Statement and to serve if elected. If either nominee, for any reason presently unknown, cannot be a candidate for election, the shares represented by valid proxies will be voted in favor of the remaining nominee and may be voted for the election of a substitute nominee proposed by the Board of Directors.

    Nominees                           Term as Director
    --------                           ----------------

    Robert B. Little                   Until 2000 Annual Meeting
    Stephen K. Bannon                  Until 2000 Annual Meeting

    Incumbent Directors                Term as Director
    -------------------                ----------------

    Ellen Dinerman Little              Until 1998 Annual Meeting
    Scot K. Vorse                      Until 1998 Annual Meeting


    William F. Lischak                 Until 1999 Annual Meeting
    Alessandro Fracassi                Until 1999 Annual Meeting
    Jeffrey A. Rochlis                 Until 1999 Annual Meeting

Ellen Dinerman Little and Robert B. Little are married to each other.

INFORMATION CONCERNING THE NOMINEES AND OTHER CURRENT DIRECTORS

    The information set forth below with respect to the principal occupation or employment of each nominee and incumbent director and the name and principal business of the corporation or other organization in which such occupation or employment is, or has been, carried on, and other affiliations and business experiences during the past five years, has been furnished to the Company by the respective nominees and incumbent directors.

NOMINEES FOR DIRECTOR:

    ROBERT B. LITTLE became Co-Chairman of the Board of Directors and Co-Chief Executive Officer of the Company upon consummation of the Merger on October 31, 1996. Mr. Little co-founded the predecessor of Pre-Merger Overseas in February 1980 and served as Chairman of the Board of Pre-Merger Overseas from February 1987 until the Merger and its Chief Executive Officer from February 1990 until the Merger. Mr. Little was a founding member of the American Film Marketing Association, the organization which established the American Film Market, and has served multiple terms on its Board of Directors. In 1993, Mr. Little served on the City of Los Angeles Entertainment Industry Task Force, a task force composed of industry leaders focused on maintaining and enhancing Los Angeles's reputation as the entertainment capital of the world. Mr. Little is also a founding member of The Archive Council, an industry support group for the

University of California at Los Angeles (UCLA) Archive Film Preservation Program, and a member of the Board of Directors of the Antonio David Blanco Scholarship Fund, an endowment fund that annually benefits deserving students in the UCLA Department of Film and Television. Mr. Little is 52 years old.

    STEPHEN K. BANNON has been a director of the Company since its incorporation as EMAC in December 1993. Since the Merger, he has served as Vice Chairman of the Board of Directors of the Company and Chairman of its Executive Committee. Previously, from the incorporation of EMAC until the Merger, he served as Chairman of the Board of Directors of EMAC. Since June 1991, Mr. Bannon has been the Chief Executive Officer of Bannon & Co., an investment banking firm that specializes in the entertainment, media and communications industries. In October 1996, Bannon & Co. entered into an alliance agreement with Societe Generale, a private French bank. As part of an investment banking assignment, from April 1, 1994 to December 31, 1995, Mr. Bannon served as acting Chief Executive Officer of SBV, a division of Decisions Investment Corp., which operates the Biosphere 2 project near Oracle, Arizona. Bannon & Co. is a registered broker-dealer under the Securities Exchange Act of 1934, as amended, and Mr. Bannon is a registered principal with the National Association of Securities Dealers, Inc. ("NASD"). Bannon & Co. succeeded to the business of Talbott, Bannon & Co., of which Mr. Bannon was a general partner from January 1990 to June 1991. From 1985 to 1990, Mr. Bannon was employed in various capacities by Goldman, Sachs & Co., most recently as Vice President, Investment Banking, where his responsibilities included advising clients on mergers and acquisitions and corporate finance in the entertainment and media industry. Mr. Bannon is 43 years old.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

OTHER DIRECTORS

    ELLEN DINERMAN LITTLE became Co-Chairman of the Board of Directors,
Co-Chief Executive Officer and President of the Company upon consummation of the Merger. Ms. Little co-founded the predecessor of Pre-Merger Overseas in February 1980 and served as its President and Director, as well as the President and a Director of Pre-Merger Overseas since its incorporation in January 1984 until the Merger. Ms. Little is a founding member of The Archive Council, serves on the Board of Directors of the Antonio David Blanco Scholarship Fund, and has been an active participant in the American Film Marketing Association, having served on various of its committees. Ms. Little is Executive Producer of RICHARD III, which was nominated for two Academy Awards. Ms. Little is 55 years old.

    WILLIAM F. LISCHAK became Chief Operating Officer, Chief Financial Officer, Secretary and a Director of the Company upon consummation of the Merger. Mr. Lischak served as Pre-Merger Overseas' Chief Operating Officer from September 1990 until the Merger and its Chief Financial Officer from September 1988 until the Merger. Mr. Lischak, a certified public accountant, previously had worked in public accounting, including from 1982 to 1988 with the accounting firm of Laventhol & Horwath. Mr. Lischak has a Masters Degree in Taxation and has taught courses in the extension program at UCLA in accounting, finance and taxation for motion pictures and television. Mr. Lischak is 40 years old.

    ALESSANDRO FRACASSI became a Director of the Company upon consummation of the Merger. Mr. Fracassi founded Racing Pictures s.r.l. (an Italian motion picture production and distribution company) in 1976 and has served as its President since such date. Mr. Fracassi has extensive experience in the field of Pan-European motion picture and television production. He has served as a Vice President of the Italian Producers Association, an Italian entertainment industry trade group. Additionally, Mr. Fracassi and his family are active investors in various privately-held businesses in Italy. Mr. Fracassi is 45 years old.

    JEFFREY A. ROCHLIS has been a Director of the Company since its incorporation as EMAC in December 1993 and also served from such date until the Merger as President and Chief Executive Officer of EMAC. Mr. Rochlis is the founding principal of Rochlis & Associates, a firm established in 1989 which specializes in new product/business development in the entertainment and media industry. From 1987 through 1989, Mr. Rochlis served as the Executive Vice President of Walt Disney Imagineering, responsible for the development of new Disney theme parks and attractions around the world. From 1985 through 1987, he served as Executive Vice President of The Walt Disney Studios, responsible for finance, administration, operations and new business development for Walt Disney, Touchstone and Buena Vista motion picture, television and home video divisions worldwide. From 1983 through 1985, Mr. Rochlis was the President and Chief Operating Officer of the video game company, Sega Enterprises, Inc. Mr. Rochlis served as a Director of Paramount Pictures Corporation from 1983 through 1985. Mr. Rochlis is 52 years old.

    SCOT K. VORSE became a Director of EMAC in January 1995 and continued to serve as a Director of the Company following the Merger. From January 1995 until the Merger, he served as Treasurer and Secretary of EMAC, and from January 1995 until November 1996, he served as Vice President of EMAC. Since June 1991, Mr. Vorse has been an Executive Vice President, Managing Director and the Chief Financial Officer of Bannon & Co. Mr. Vorse is a registered principal with the NASD. On October 1, 1996, Bannon & Co. entered into an alliance agreement with Societe Generale, a private French bank. From 1985 to May 1991, Mr. Vorse was employed in various capacities by Goldman, Sachs & Co., most recently as Vice President - Corporate Finance, where his responsibilities included advising clients on mergers and acquisitions and private and public financings. Mr. Vorse is 36 years old.

                     INFORMATION REGARDING THE BOARD OF DIRECTORS
                                  AND ITS COMMITTEES

BOARD MEETINGS

    During the year ended December 31, 1996, the Board of Directors of the Company met once and acted by written consent (including for such purposes, meetings and actions by written consent of the Board of Directors of EMAC prior to the Merger) on three occasions. The Board has standing Executive, Compensation and Audit Committees. The Company does not have a standing nominating or similar committee, the function of which is handled by the Company's Board of Directors.

    EXECUTIVE COMMITTEE.     Ellen Dinerman Little, Robert B. Little and
Stephen K. Bannon currently serve on the Executive Committee, with Mr. Bannon serving as Chairman of such committee. During intervals between the meetings of the Board of Directors of the Company, the Executive Committee exercises all powers of the Board of Directors (except those powers specifically reserved by Delaware law or the Company's Bylaws to the full Board of Directors) in the management and direction of the business and conduct of the affairs of the Company in all cases in which specific directions have not been given by the Board of Directors. In 1996, the Executive Committee (which was formed upon consummation of the Merger on October 31, 1996) did not meet.

    COMPENSATION COMMITTEE. Messrs. Bannon and Vorse currently serve on the Compensation Committee. The Compensation Committee administers the Company's stock option plans to the extent contemplated thereby and reviews, approves, and makes recommendations with respect to compensation of officers, consultants and key employees. See "Stock Option Plans" under "Compensation of Executive Officers and Directors" below. In 1996, the Compensation Committee (which was formed upon consummation of the Merger on October 31, 1996) acted by unanimous written consent on one occasion.

    AUDIT COMMITTEE. The Audit Committee of the Company currently consists of Messrs. Bannon and Vorse. The function of the Audit Committee is, among other things, to review and approve the selection of, and all services performed by, the Company's independent auditors; to meet and consult with and to receive reports from, the Company's independent auditors and the Company's financial and accounting staff; and to review and act with respect to the scope of audit procedures, accounting practices and internal accounting and financial controls of the Company. In 1996, the Audit Committee (which was formed upon consummation of the Merger on October 31, 1996) did not meet.

                   COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

    The following "Summary Compensation Table" sets forth individual compensation information with respect to the Company's Co-Chief Executive Officers (Ellen Dinerman Little and Robert B. Little), EMAC's Chief Executive Officer until the Merger (Jeffrey A. Rochlis) and four other executive officers of the Company during the fiscal year ended December 31, 1996 whose total salary and bonus compensation during fiscal 1996 from the Company (including Pre-Merger Overseas) was in excess of $100,000 (William F. Lischak, Richard Guardian, MJ Peckos and Mansour Mostaedi). Such seven executives are referred to herein as the "Named Executives." Mr. Rochlis, who served as President and Chief Executive Officer of EMAC from December 1993 until the Merger, received no compensation for such services other than reimbursement for out-of-pocket expenses incurred by him in connection with his activities on behalf of EMAC. With respect to the six Named Executives who were executive officers of Pre-Merger Overseas and became executive officers of the Company upon consummation of the Merger, the Summary Compensation Table provides compensation information for services rendered to Pre-Merger Overseas during the fiscal year ended December 31, 1995 and to Pre-Merger Overseas and the Company during the fiscal year ended December 31, 1996.

    Following the Summary Compensation Table are certain additional charts and tables detailing other aspects of the compensation of the Named Executives including (i) an Option/SAR Grants Table that includes information regarding individual grants of options made to the Named Executives during fiscal 1996 along with the grant date present value of such options, and (ii) a table that indicates whether any of the Named Executives exercised options in fiscal 1996 and includes the number and value of unexercised options held by the Named Executives at December 31, 1996.

SUMMARY COMPENSATION TABLE*


                                                           ANNUAL COMPENSATION                 LONG TERM COMPENSATION
                                            ----------------------------------------------            AWARDS
                                                                                                  ---------------
NAME AND                             YEAR      SALARY ($)      BONUS ($)     OTHER ANNUAL           SECURITIES        ALL OTHER
PRINCIPAL POSITION                   ----      ----------      ---------     COMPENSATION           UNDERLYING     COMPENSATION($)
------------------                                                              ($)                  OPTIONS/      ---------------
                                                                                ---                  SARS(#)
                                                                                                     -------

ROBERT B. LITTLE                    1996       $110,158         $25,000    $    --  (1)             1,100,000          $18,858(2)
CO-CHAIRMAN OF THE BOARD AND CO-    1995         90,000            0          37,709(3)                 0               16,455(4)
  CHIEF EXECUTIVE OFFICER


ELLEN DINERMAN LITTLE               1996        110,457         $25,000          -- (1)             1,100,000           24,812(5)
CO-CHAIRMAN OF THE BOARD,           1995         90,000            0          38,720(6)                 0               30,134(4)
  CO-CHIEF EXECUTIVE OFFICER AND
  PRESIDENT


JEFFREY A. ROCHLIS                  1996           0               0              0                     5,000              0
FORMER PRESIDENT AND CHIEF          1995           0               0              0                     0                  0
  EXECUTIVE OFFICER OF EMAC         1994           0               0              0                     0                  0


WILLIAM F. LISCHAK                  1996        137,198         212,500          -- (1)                 0                2,994(7)
CHIEF OPERATING OFFICER, CHIEF      1995        118,933          75,090          -- (1)                 0                  519(7)
  FINANCIAL OFFICER AND SECRETARY


RICHARD GUARDIAN (9)                1996        126,244          81,529          -- (1)                 0                2,942(7)
FORMER SENIOR VICE PRESIDENT        1995        110,969          53,636          -- (1)                 0                1,648(8)


MJ PECKOS                           1996        126,100          40,000          -- (1)                 0                2,992(7)
SENIOR VICE PRESIDENT               1995         67,976            0             -- (1)                 0                  434(7)


MANSOUR MOSTAEDI (10)               1996         87,923          20,000          -- (1)                 0                1,723(7)
FORMER SENIRO VICE PRESIDENT        1995         77,745          21,455          -- (1)                 0                  350(7)


-------------
    * This table does not include S Corporation distributions made to the stockholders of Pre-Merger Overseas.

         (1) Perquisites with respect to such Named Executive did not exceed the lesser of $50,000 or 10% of such executive officer's salary and bonus.

         (2) Represents $2,049 for the Company's 1996 contributions on behalf of such Named Executive pursuant to the Company's 401(k) Plan and $16,809 for life insurance premiums paid by the Company for the benefit of such Named Executive.

         (3) Includes $13,959 for automobile lease and maintenance expenses and $23,750 representing one-half the cost of a home sound system.

         (4) Represents life insurance premiums paid by the Company for the benefit of such Named Executive.

         (5) Represents $2,049 for the Company's 1996 contribution on behalf of such Named Executive pursuant to the Company's 401(k) Plan and $22,763 for life insurance premiums paid by the Company for the benefit of such Named Executive.

         (6) Includes $14,970 for automobile payments and $23,750 representing one-half the cost of a home sound system.

         (7) Represents the Company's contributions on behalf of such Named Executive pursuant to the Company's 401(k) Plan.

         (8) Represents $488 for the Company's 1995 contributions on behalf of such Named Executive pursuant to the Company's 401(k) Plan and $1,160 for life insurance premiums paid by the Company for the benefit of such Named Executive.

         (9) Mr. Guardian resigned from his position as Senior Vice President, Worldwide Distribution, of the Company in April 1997, and is no longer with the Company.

         (10) Mr. Mostaedi resigned from his position as Senior Vice President, Finance, of the Company in August 1997, and is no longer with the Company.

                        OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                                 INDIVIDUAL GRANTS                                  GRANT DATE
                               --------------------------------------------------------------------------             VALUE
                                                                                                                      -----
               NAME                NUMBER OF SECURITIES       % OF TOTAL      EXERCISE OR      EXPIRATION      GRANT DATE PRESENT
               ----                     UNDERLYING           OPTIONS/SARS     BASE PRICE          DATE                VALUE
                                   OPTIONS/SARS GRANTED       GRANTED TO        ($/SH)            ----                 ($)
                                          (#)(1)             EMPLOYEES IN       ------                                 ---
                                          ------                FISCAL
                                                                 YEAR
                                                                 ----

 Ellen Dinerman Little                  537,500 (3)              24%             $5.00          10/30/03          $1,424,375 (2)
                                        562,500 (4)              26%             $8.50          10/30/03          $1,051,875 (2)

 Robert B. Little                       537,500 (3)              24%             $5.00          10/30/03          $1,424,375 (2)
                                        562,500 (4)              26%             $8.50          10/30/03          $1,051,875 (2)

 Jeffrey A. Rochlis                       5,000 (5)              (2)             $5.25          10/31/06             $12,950 (2)

 William F. Lischak                        0                      -                -               -                    -

 Richard S. Guardian                       0                      -                -               -                    -

 MJ Peckos                                 0                      -                -               -                    -

 Mansour Mostaedi                          0                      -                -               -                    -

--------------------------------

(1) Although the Company's 1996 Basic Stock Option and Stock Appreciation Rights Plan provides for the granting of stock appreciation rights, no grant of such rights has been made by the Company.

(2) These values were established using the modified Black-Scholes stock option valuation model which modifies the Black-Scholes model to include the impact of the right to exercise options prior to their maturity. The actual value, if any, an executive may realize upon exercise of such options will depend upon the excess of the stock price over the exercise price on the date the option is exercised. Therefore, there can be no assurance that the value realized by an executive will be at or near the value estimated by this Black-Scholes model. The estimated values under the model are based on arbitrary assumptions as to variables and as to interest rates, stock price volatility and future dividend yield. The above model assumes a period of four years after grant until exercise, a volatility of the stock price equal to that experienced by a peer company (Trimark Holdings, Inc.) for the four years prior to October 31, 1996 (standard deviation 57%), a risk free interest rate of 6.03% (rate as of the grant date of U.S. Treasury Notes with a term of four years) and a dividend yield of 0%.

(3) The option was exercisable on October 31, 1996 for 100,000 shares of Common Stock with the balance vesting in five equal annual installments beginning on October 30, 1997.

(4) The option vests in five equal annual installments beginning on October 30, 1997.

(5) This option was granted after Mr. Rochlis resigned as President and Chief Executive Officer of EMAC and represents an automatic grant pursuant to the Company's 1996 Basic Stock Option and Stock Appreciation Rights Plan to Mr. Rochlis as a non-employee member of the Company's

         Board of Directors. See "Board Fees" below. The option becomes exercisable on October 31, 1997.

                       AGGREGATED OPTION/SAR EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES(1)


             NAME              SHARES ACQUIRED      VALUE           NUMBER OF SECURITIES UNDERLYING      VALUE OF UNEXERCISED IN-
             ----               ON EXERCISE       REALIZED      UNEXERCISED OPTIONS/SARS AT DECEMBER   THE-MONEY OPTIONS/SARS AT
                                     (#)             ($)                       31, 1996                     DECEMBER 31, 1996
                                -------------      --------            EXERCISABLE/UNEXERCISABLE        EXERCISABLE/UNEXERCISABLE
                                                                                  (#)                              ($)
                                                                 ------------------------------------   -------------------------

 Ellen Dinerman Little                0              $ 0                   100,000/1,000,000                       $0/0

 Robert B. Little                     0                0                   100,000/1,000,000                        0/0
 Jeffrey A. Rochlis                   0                0                        0/5,000                               0

 William F. Lischak                   0                0                         0 (2)                                0
 Richard S. Guardian                  0                0                         0 (2)                                0

 MJ Peckos                            0                0                         0 (2)                                0

 Mansour Mostaedi                     0                0                         0 (2)                                0


--------------------
    (1) Although the Company's 1996 Basic Stock Option and Stock Appreciation Rights Plan provides for the granting of stock appreciation rights, no grant of such rights has been made by the Company.

    (2)  The Named Executive did not hold any options at December 31, 1996.

BOARD FEES

    Pursuant to the Automatic Option Grant Program under the Company's 1996 Basic Stock Option and Stock Appreciation Rights Plan, each individual serving as a non-employee Board member on the effective date of the Merger (Messrs. Bannon, Fracassi, Rochlis and Vorse) was automatically granted a non-qualified option to purchase 5,000 shares of the Company's Common Stock. In addition, each member of the Board of Directors who is not employed by the Company receives an automatic grant of a non-qualified option to purchase 5,000 shares of the Company's Common Stock (i) upon becoming a Board member after the effective date of the Merger, whether through election at a meeting of the Company's stockholders or through appointment by the Board of Directors, and
(ii) on the date of each annual meeting of stockholders (beginning with this Annual Meeting), if such individual is to continue to serve as a Board member after such meeting. Each such automatic option grant is, among other things, exercisable at the fair market value of the Common Stock on the date of the automatic grant and is generally exercisable after completion of one year of service to the Board of Directors measured from the automatic grant date. In addition, the Company reimburses all directors for travel and related expenses incurred in connection with their activities on behalf of the Company. Directors of the Company are not otherwise compensated for serving on the Board of Directors.

INDEMNIFICATION AGREEMENTS

    The Company has entered into indemnification agreements with its directors (including those who are also executive officers) providing for indemnification by the Company, including in circumstances in which indemnification is otherwise discretionary under Delaware law. These agreements constitute binding agreements between the Company and each of the parties thereto, thus preventing the Company from modifying its indemnification policy in a way that is adverse to any person who is a party to such an agreement.

EMPLOYMENT AND RELATED AGREEMENTS

    ELLEN DINERMAN LITTLE AND ROBERT B. LITTLE. In connection with the Merger, Ms. Little and Mr. Little each entered into an employment agreement with the Company with a five year term which commenced on October 31, 1996 and ends on October 30, 2001. Ms. Little's and Mr. Little's employment agreements provide for them to serve as Co-Chairs of the Board of Directors, members of the Executive Committee of the Board of Directors, and Co-Chief Executive Officers of the Company. Under Ms. Little's employment agreement, she also serves as President of the Company. Pursuant to these employment agreements, they each receive fixed annual compensation of $125,000 and an annual bonus of $25,000, plus such additional bonus, if any, as may be awarded to them by the Company's Board of Directors or compensation or similar committee, with Ms. Little and Mr. Little abstaining from any vote thereon. The employment agreements also provide for certain benefits including, among other things, life, disability and health insurance, and an automobile allowance. In the event that the relevant employment agreement is terminated by Ms. Little or Mr. Little for Good Reason (as defined in the employment agreements and which includes certain changes in control of the Company), or by the Company other than for Cause (as defined in the employment agreements), she or he will receive (a) a lump-sum payment equal to 250% of the greater of (i) the aggregate of all fixed annual compensation to which she or he would otherwise have been entitled through the balance of the term or (ii) an amount equal to the fixed annual compensation and annual bonus for one full year; (b) a lump-sum payment equal to 250% of the aggregate of all annual bonuses to which she or he would otherwise have been entitled through the balance of the term; (c) such additional payments as may be necessary to take into account and reimburse her or him for certain excise taxes which may be applicable to payments and benefits relating to such termination; (d) for the remainder of the term, life, disability and health insurance and other benefits substantially similar to those received prior to termination; and (e) automatic vesting of any stock options held. Such termination of the relevant employment agreement would also constitute an event of default under the Merger Note. In the event of the death or permanent disability of Ms. Little or Mr. Little, she or he will be entitled to a disability benefit or death benefit to the deceased's estate equal to the product of two times (i) the aggregate fixed annual compensation that they were entitled to receive for the full employment year in which the disability or death occurs, plus (ii) an amount equal to the annual bonus.

    In addition to their employment agreements, each of Ellen Dinerman Little and Robert B. Little have entered into a Non-Competition Agreement, pursuant to which she or he have agreed, for a period of five years commencing October 31, 1996, not to (i) own, manage, operate or control any business that competes with the business of the Company (other than motion picture production activities and activities that are specifically permitted under their employment agreements, and other than the right to hold de minimis investments in publicly-held companies) or (ii) solicit any Company employee or interfere with the relationship of the Company with any employee, customer, supplier or lessee. The non-competition obligations terminate earlier than the five-year term if the individual party's employment is terminated by him or her for Good Reason or by the Company other than for Cause (as such terms are defined in their employment agreements), or if the Company fails to pay any amount due under the Merger Note at a time when Ms. Little and Mr. Little do not control a majority of the Board of Directors of the Company.

    WILLIAM F. LISCHAK. William F. Lischak has an employment agreement with the Company with a five year term which commenced on October 31, 1996 and ends on October 30, 2001 and which provides for his services as Chief Operating Officer and Chief Financial Officer of the Company. Under the agreement, Mr. Lischak receives an annual base salary of $175,000 for each of the first two years of the term, $200,000 for the third and fourth years of the term and $225,000 in the final year of the term. In addition, Mr. Lischak is entitled to a guaranteed bonus of $50,000 per year payable in quarterly installments, plus such additional bonus, if any, as may be awarded to Mr. Lischak by the Company's Board of Directors or compensation or similar committee. Mr. Lischak also is entitled to certain benefits including, among other things, certain health, life and disability insurance benefits, and an automobile allowance. In the event of a material uncured breach by the Company of his employment agreement, Mr. Lischak is entitled to terminate the employment agreement and to receive his base salary, fixed annual bonus, health, life and disability insurance benefits due under the agreement through the remainder of the five-year term, and any stock options held by Mr. Lischak will vest on the date of termination.

STOCK OPTION PLANS

    The Company has two stock-based incentive compensation plans for the Company's employees, directors and certain other persons providing services to the Company: the 1996 Special Stock Option Plan and Agreement (the "Management Option Plan") and the 1996 Basic Stock Option and Stock Appreciation Rights Plan (the "Basic Plan") (collectively, the "Plans"). Under the Management Option Plan, at the effective time of the Merger, each of Ms. Little and Mr. Little was granted two non-qualified options for a total of 1,100,000 shares each of Common
Stock: one option for 537,500 shares of Common Stock at an exercise price of $5.00 per share ("Group A Options") and one option for 562,500 shares at an exercise price of $8.50 per share ("Group B Options"). See the "Option/SAR Grants in Last Fiscal Year" table above for additional information regarding such grants. All 2,200,000 shares of Common Stock initially reserved for issuance under the Management Option Plan were subject to the options granted to Ms. Little and Mr. Little. Regular full-time employees of the Company, non-employee members of the Company's Board of Directors, and independent consultants and other persons who provide services on a regular or substantial basis to the Company are generally eligible to participate in the Basic Plan (under which 550,000 shares of Common Stock are reserved for issuance). As of August 15, 1997, options to purchase an aggregate of 20,000 shares of Common Stock were outstanding under the Basic Plan, each with an exercise price of $5.25 per share. The Plans are currently administered by the Compensation Committee to the extent contemplated by the respective Plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company's Compensation Committee was established upon consummation of the Merger and currently consists of Messrs. Bannon and Vorse. Mr. Bannon was Chairman of the Board of Directors of EMAC during 1996 until consummation of the Merger and currently serves as Vice Chairman of the Company's Board of Directors and Chairman of its Executive Committee. Mr. Vorse served as Vice President, Treasurer, and Secretary of EMAC during 1996 through consummation of the Merger. The Compensation Committee currently administers both of the Company's stock option plans to the extent contemplated thereby. Prior to the Merger, no executive officers of EMAC received any cash compensation for services rendered to EMAC.

    Messrs. Bannon and Vorse are officers, directors and stockholders of Bannon & Co., Inc., which, prior to the Merger, made available to EMAC a small amount of office space, as well as certain office and secretarial services, as required by EMAC from time to time in consideration of $5,000 per month (an aggregate of $50,000 in 1996). Such arrangement terminated upon consummation of the Merger. Prior to the Merger, Messrs. Bannon and Vorse also were reimbursed for out-of-pocket expenses incurred by them in connection with their activities on behalf of EMAC.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The purpose of this Report is to inform the Company's stockholders of the bases for the Chief Executive Officers' compensation for the last fiscal year and the compensation policies applicable to the compensation of the executive officers of the Company, including the relationship of corporate performance to executive compensation.

    EXECUTIVE COMPENSATION PHILOSOPHY. The Compensation Committee believes that the Company's executive officers should be compensated on a basis generally competitive with other quality companies in order to attract, retain and motivate the qualified executives critical to the Company's long-term success. The Compensation Committee further believes that, where possible, compensation of such officers should be linked in part to operating performance. Often this can be done by the grant of stock options. The Company does not apply specific formulas or procedures in every case to link executive compensation to corporate performance or to achieve other compensation goals. Instead, the Company can be flexible in the manner in which it seeks to achieve its compensation goals given the relatively small number of executive officers of the Company. This permits the Company to structure the compensation arrangements of the Company's executive officers with a view to the Company's compensation goals on a case-by-case basis.

    CHIEF EXECUTIVE OFFICERS' COMPENSATION FOR FISCAL 1996. Jeffrey A. Rochlis, who served as President and Chief Executive Officer of EMAC from December 1993 until the Merger in October 1996, received no compensation for such services in 1996 and prior periods, other than reimbursement for out-of-pocket expenses incurred by him in connection with his activities on behalf of EMAC.

    Ellen Dinerman Little and Robert B. Little became Co-Chief Executive Officers of the Company upon consummation of the Merger. Ms. Little and Mr. Little co-founded the operations of Pre-Merger Overseas in 1980 and served as the senior executives of Pre-Merger Overseas through the Merger. The Company depends heavily on the services of the Co-Chief Executive Officers. Virtually all decisions concerning the conduct of the business of the Company, including the motion picture properties and rights to be acquired by the Company and the arrangements to be made for the distribution, production and financing of motion pictures by the Company, are made or are significantly influenced by the Co-Chief Executive Officers. In order to secure the services of such key employees and help ensure the continuity and stability of senior management, the Merger Agreement provided that, as a condition to the Merger, Ms. Little and Mr. Little each enter into an employment agreement with the Company upon consummation of the Merger. The terms of such employment agreements were negotiated between the Company and Ms. Little and Mr. Little, respectively. In connection with the negotiation of such employment agreements, the Company considered the advice and recommendations of the Company's financial advisors, information publicly available or known in the motion picture industry regarding employment arrangements of chairmen and/or chief executive officers (who perform functions substantially similar to those performed by Ms. Little and Mr. Little, respectively) of publicly-held entertainment companies, and such information regarding the compensation of executive officers in similar positions and performing similar functions in privately-held motion picture production companies as was publicly available.

    Compensation to be paid to Ms. Little and Mr. Little, respectively, pursuant to their employment agreements is not based on any specific quantitative or qualitative criteria relating to the Company's financial performance. The Management Option Plan is a primary vehicle providing equity incentives to the Co-Chief Executive Officers, thus linking their compensation to the Company's performance. Adoption and execution of the Management Option Plan was a condition to the Merger, and the terms of the Management Option Plan and the grants of options pursuant thereto were negotiated between the parties to the Merger. All 2,200,000 shares of Common Stock initially reserved for issuance under the Management Option Plan were subject to the options granted to Ms. Little and Mr. Little upon consummation of the Merger. The Compensation Committee does not currently intend to grant additional stock options to Ms. Little or Mr. Little as they now possess a significant equity interest in the Company (the Group A and Group B Options, as well as their ownership of issued and outstanding Common Stock) which the Compensation Committee believes aligns the interest of such officers with those of the stockholders.

    COMPENSATION OF OTHER EXECUTIVE OFFICERS. The Company attempts to attract and retain the most qualified individuals to serve as executive officers of the Company within the parameters of reasonable budgetary constraints. The employment marketplace for highly qualified individuals with experience in the motion picture industry is competitive. The Company competes for the services of its executive officers with several "major" film studios which are dominant in the motion picture industry (including The Walt Disney Company, Paramount Pictures Corporation, Universal Pictures, Columbia Pictures, Twentieth Century Fox, Warner Brothers Inc. and MGM/UA) as well as numerous independent motion picture and television production and distribution companies, including Morgan Creek Productions, Inc., New Regency Productions, Inc.,

Majestic Films, Limited and Gramercy Pictures, many of whom have substantially greater resources than the Company and are able to offer more attractive non-salary benefits than the Company. In order to attract qualified executives, the Company generally offers total compensation packages within the competitive range of those offered by other prospective employers. With respect to the compensation of executive officers other than the Co-Chief Executive Officers, the Compensation Committee relies to a great extent upon the recommendations of the Company's Co-Chief Executive Officers who observe and evaluate the performance of the Company's executive officers in the regular course of the Company's business and operations.

    Prior to the Merger, decisions regarding the compensation of executive officers of Pre-Merger Overseas were made by Pre-Merger Overseas' principal stockholders, Ms. Little and Mr. Little. The compensation arrangements (including salaries) of the executive officers of the Company following the Merger were negotiated between the parties to the Merger. William F. Lischak, the Chief Operating Officer, Chief Financial Officer, Secretary and a Director of the Company, served as Pre-Merger Overseas' Chief Operating Officer from September 1990 until the Merger and Chief Financial Officer from September 1988 until the Merger. Pursuant to the Merger Agreement, a condition to consummation of the Merger was the execution by Mr. Lischak of an employment agreement with the Company. As with the employment agreements of Ms. Little and Mr. Little, the terms of Mr. Lischak's employment agreement were negotiated between the parties to the Merger, and took into account publicly available information regarding employment arrangements of chief operating and/or chief financial officers of publicly-held and privately-held entertainment companies. The Company also took into account the recommendation of Ms. Little and Mr. Little as to the compensation of Mr. Lischak following the Merger.

    Pursuant to the Merger Agreement, the Company agreed that promptly after the Merger it would pay bonuses to employees of the Company who were formerly employees of Pre-Merger Overseas in the aggregate amount of $175,000 (of which $115,000 was paid to Mr. Lischak and $20,000 was paid to each of Messrs. Guardian and Mostaedi and Ms. Peckos). Aside from an additional bonus of $12,500 paid to Mr. Lischak pursuant to his employment agreement, the other bonus amounts paid to these executive officers of the Company in 1996 were bonuses paid by Pre-Merger Overseas, based upon the subjective evaluation of such officers' performance by Ms. Little and Mr. Little.

    1996 BASIC STOCK OPTION AND STOCK APPRECIATION RIGHTS PLAN. The Basic Plan provides an incentive for key employees, directors and consultants of the Company to increase stockholder value by aligning such persons own interests with those of the Company's stockholders. The Basic Plan is administered by the Compensation Committee which determines who shall be granted options and the terms of such option grants. Pursuant to the Merger Agreement, the Company agreed to use its reasonable best efforts to grant options to purchase an aggregate of 125,000 shares of Common Stock to employees of the Company who were formerly employees of Pre-Merger Overseas in accordance with the recommendations of Ms. Little and Mr. Little. The Company further agreed that such options were to be granted at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and would vest in installments (with a portion potentially vesting on the grant date if so recommended by Ms. Little and Mr. Little). Such options were not granted in 1996 as the Common Stock underlying the options to be granted under the Basic Plan to officers and employees had not, by year-end, been registered and qualified under applicable federal and state securities laws. All other options will be granted at the discretion of the Compensation Committee, generally taking into account, among other things, (i) the recommendations of the Co-Chief Executive Officers as to grants for other officers, (ii) prior grants to the officer, (iii) the salary level of the officer, and (iv) subjective evaluations of performance. There is no particular formula governing the number of option shares to be awarded to any particular person. The Compensation Committee anticipates that most options will be granted at the fair market value of the Common Stock on the date of grant.

    POLICY REGARDING SECTION 162(m) OF THE INTERNAL REVENUE CODE. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits the federal income tax deduction that a public corporation may claim for annual compensation paid to certain executive officers. The limitation with respect to each affected executive officer is $1,000,000 per year. However, the limitation does not apply to compensation which is performance-based and satisfies certain other conditions set forth in Section 162(m)(4)(C) and the regulations thereunder. With respect to the Co-Chief Executive Officers, the Company anticipates that any compensation deemed paid by the Company in connection with the exercise of the Group B Options granted to them will qualify as performance-based compensation for purposes of Section 162(m) of the Code and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, all compensation deemed paid with respect to those Group B Options will remain deductible by the Company without limitation under Section 162(m) of the Code. The Group A Options will not qualify as performance-based grants under Section 162(m) of the Code. Accordingly, any compensation deemed paid by the Company in connection with the exercise of the Group A Options will have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. As a result, the Company may not be allowed an income tax deduction for all or part of the compensation deemed paid in connection with the exercise of the Group A Options. With regard to such compensation to the Co-Chief Executive Officers as well as with regard to future executive compensation actions, the Compensation Committee's policy is to maintain flexibility to take actions that it deems to be in the best interests of the Company and its stockholders but which may not necessarily qualify for tax deductibility under Section 162(m) or other sections of the Code.

    CONCLUSION. The Compensation Committee believes that the compensation provided to the Co-Chief Executive Officers and to the Company's other executive officers is fair, reasonable and in the best interests of the stockholders of the Company.

    SUBMITTED BY:  STEPHEN K. BANNON
                   SCOT K. VORSE

PERFORMANCE GRAPH

    The graph on the following page compares the cumulative total return on the Company's Common Stock with the cumulative total return of (i) the Standard & Poor's SmallCap Index ("S&P Index"), (ii) the Russell 2000 Index,
(iii) an industry peer group index previously used by the Company ("Old Peer Group") consisting of Financial Services Acquisition Corporation, Restructuring Acquisition Corporation, Silver Diner Development, Inc., Productivity Technologies Corp., Network Systems, Inc., Niagara Corporation, Source Media, Inc., Bogen Communications International, Inc., Kellstrom Industries, Inc. and Zydeco Energy, Inc., and (iv) a new industry peer group index composed of The Kushner-Locke Company, Polygram Filmed Entertainment, Spelling Entertainment Inc. and Trimark Holdings, Inc. ("New Peer Group"). The graph assumes $100 was invested on February 17, 1995 (the date the Common Stock of the Company, then named Entertainment/Media Acquisition Corporation, began trading on the OTC Bulletin Board) in shares of the Company's Common Stock, the stocks comprising the S&P Index, the stocks comprising the Russell 2000 Index, the stocks comprising the Old Peer Group, and the stocks comprising the New Peer Group. The returns have been calculated assuming reinvestment of dividends; the Company has not paid any dividends.

    EMAC was a Specified Purpose Acquisition Company-Registered Trademark- ("SPAC"). A SPAC-Registered Trademark- is formed to acquire an operating business in a particular industry and incorporates certain investor safeguards including liquidation if a business combination is not consummated within certain time periods. EMAC was formed to acquire an operating business in the entertainment and media industry which it accomplished by the Merger. The Old Peer Group is composed of other SPAC-Registered Trademark- stocks (equally weighted for an industry peer group) due to the unique business purpose of SAPC-Registered Trademark-s and the features of their securities and rights of their security holders. As a result of the Merger, the Company is now operating in the motion picture industry and the Company believes that the New Peer Group which is composed of other companies in the motion picture industry is now, on a going forward basis, a more relevant comparison than the Old Peer Group, which is composed of companies in a variety of industries. The Old Peer Group will no longer be used by the Company in future performance graphs.

                        COMPARISON OF CUMULATIVE TOTAL RETURN



                           Feb. 17, 1995    Dec.31, 1995   Dec. 31, 1996
                           -------------    ------------   -------------
Overseas Filmgroup, Inc.     100            111.76              108.83
S&P SmallCap 600 Index       100            127.07              154.16
Russell 2000 Index           100            125.36              146.03
Old Peer Group               100             95.93               89.41
New Peer Group               100            135.93              124.94

                      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                                OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the Record Date, August 20, 1997, by (i) each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each current director of the Company,
(iii) each of the Named Executives listed in the Summary Compensation Table under "Compensation of Directors and Executive Officers" above, and (iv) all current executive officers and directors of the Company as a group. The number of shares and percentages in the table and accompanying footnotes are based upon 5,732,778 shares of Common Stock outstanding as of the Record Date. The shares of Common Stock underlying immediately exercisable options, warrants or rights, or immediately convertible securities, or shares of Common Stock underlying options, warrants, rights or convertible securities that become exercisable or convertible within 60 days of the Record Date, are deemed to be outstanding for the purpose of calculating the number and percentage beneficially owned by the holder of such options, warrants, rights or convertible securities, but are not deemed to be outstanding for the purpose of computing the percentage beneficially owned by any other person. Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                                                                    PERCENT OF
                                              NUMBER OF SHARES     COMMON STOCK
                                               OF COMMON STOCK     BENEFICIALLY
NAME                                         BENEFICIALLY OWNED       OWNED
----                                          -------------------     -----
Ellen Dinerman Little (2) . . . . . . . . .  3,402,778  (1)(4)      57.4%
Robert B. Little (2). . . . . . . . . . . .  3,402,778  (1)(4)      57.4%
Stephen K. Bannon . . . . . . . . . . . . .    121,324               2.1%
William F. Lischak. . . . . . . . . . . . .    250,560  (3)          4.4%
Richard Guardian (10) . . . . . . . . . . .          0                 0%
MJ Peckos . . . . . . . . . . . . . . . . .          0                 0%
Mansour Mostaedi (11) . . . . . . . . . . .          0                 0%
Alessandro Fracassi . . . . . . . . . . . .          0                 0%
Jeffrey A. Rochlis. . . . . . . . . . . . .    132,353               2.3%
Scot K. Vorse . . . . . . . . . . . . . . .    126,323               2.2%
Kingdon Capital Management Corporation (5).    747,000  (6)           12%
Dolphin Offshore Partners, L.P. (7) . . . .    535,000  (8)            9%
All current executive officers
  and directors as a
  group (9 persons) . . . . . . . . . . . .  3,783,778  (9)         63.8%

---------------------

    (1) Includes shares of Common Stock held by Ellen Dinerman Little and Robert B. Little as community property (including 25,000 shares held as community property in a revocable living trust), and also includes the right to vote approximately 249,560 shares of Common Stock pursuant to an irrevocable proxy granted to Ms. Little and Mr. Little by Mr. Lischak. Such proxy will continue during Mr. Lischak's ownership of the shares, until October 31, 2001 (the "Expiration Date"); provided, however, that such proxy terminates earlier if the Littles own or control less than five percent of the outstanding voting power of the Company, or if the shares to which the proxy relates are sold in the public market. In addition, until the Expiration Date, Ms. Little and Mr. Little also have, under certain circumstances, certain rights to acquire (while the shares are held by Mr. Lischak) 249,560 shares of Common Stock held by Mr. Lischak. See footnote 3 below.

    (2) Such person's business address is in care of the Company, 8800 Sunset Boulevard, Los Angeles, California 90069.

    (3) 249,560 of the shares indicated are subject in the event of transfer (including voluntary and certain involuntary transfers) to a right of first refusal or option to purchase at the then current market price (and a right of repurchase at $2.00 per share in the event Mr. Lischak's employment with the Company terminates for a reason other than death, disability or the Company's material breach of Mr. Lischak's employment agreement) in favor of Ellen Dinerman Little and Robert B. Little during Mr. Lischak's ownership of such shares until the Expiration Date. In addition, Mr. Lischak has granted the right to vote such 249,560 shares to the Littles pursuant to an irrevocable proxy which continues during Mr. Lischak's ownership of the shares until the Expiration Date, subject to earlier termination in certain circumstances. See footnote 1 above.

    (4) Includes (i) 100,000 shares of Common Stock subject to immediately exercisable options granted to such person under the Management Option Plan and (ii) 100,000 shares of Common Stock subject to immediately exercisable options granted to such person's spouse under the Management Option Plan which generally may only be exercised by such person's spouse (although such person disclaims beneficial ownership of the shares subject to his or her spouse's options). Does not include 1,000,000 shares of Common Stock subject to options granted to such person under the Management Option Plan or 1,000,000 shares of Common Stock subject to options granted to such person's spouse under the Management Option Plan, the exercisability of which, in each case, is subject to certain vesting requirements.

    (5) The address of Kingdon Capital Management Corporation is 152 West 57th Street, New York, New York 10019.

    (6) Includes 498,000 shares of Common Stock issuable upon exercise of Warrants. Information provided herein was obtained from a Schedule a 13D filed with the Securities and Exchange Commission in March 1995 by Kingdon Capital Management Corporation.

    (7) The General Partner of Dolphin Offshore Partners is Peter E. Salas, and the address of Mr. Salas and Dolphin Offshore Partners, L.P. is c/o Dolphin Management, 129 East 17th Street, New York, New York 10003.

    (8) Includes 200,000 shares of Common Stock issuable upon exercise of Warrants. Information provided herein was obtained from the General Partner of Dolphin Offshore Partners, L.P.

    (9) Includes 100,000 shares of Common Stock subject to immediately exercisable options granted to Ellen Dinerman Little under the Management Option Plan and 100,000 shares of Common Stock subject to immediately exercisable options granted to Robert B. Little under the same stock option plan.

    (10) Mr. Guardian, previously Senior Vice President, Worldwide Distribution, of the Company, resigned from such position in April 1997 and is no longer with the Company. The information presented regarding Mr. Guardian's ownership of the Company's Common Stock is as of the date of his resignation.

    (11) Mr. Mostaedi, previously Senior Vice President, Finance, of the Company, resigned from such position in August 1997 and is no longer with the Company. The information presented regarding Mr. Mostaedi's ownership of the Company's Common Stock is as of the date of his resignation.

    The shares of Common Stock owned as of the Record Date by Messrs. Bannon, Rochlis and Vorse (except for 5,000 shares of Common Stock held by Mr. Vorse), are being held in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until February 16, 1998. Until such date, Messrs. Bannon, Rochlis and Vorse will not be able to sell or otherwise transfer such shares of Common Stock held in escrow, however, they have each retained the voting rights with respect to their shares.

    Pursuant to a Lock-Up and Registration Rights Agreement entered into by Ms. Little, Mr. Little and Mr. Lischak upon consummation of the Merger (the "Lock-Up and Registration Rights Agreement"), each such person has agreed not to sell, or otherwise dispose of (except for estate planning purposes and other limited exceptions), any shares received by them in the Merger (2,928,218 shares held by the Littles and 249,560 shares held by Mr. Lischak) (the "Merger Shares") for a period which commenced on the date of the Merger and ends in three equal installments on February 16, 1998, February 16, 1999 and February 16, 2000. The lock-up will terminate earlier (i) with respect to an individual, if such person's employment with the Company is terminated Without Cause by the Company or for Good Reason by such person (as such terms are defined in their respective employment agreements with the Company); (ii) with respect to 10% of the Merger Shares subject to the Lock-Up and Registration Rights Agreement if both Littles are deceased; (iii) with respect to any Merger Shares held by Mr. Lischak that are purchased by Ms. Little or Mr. Little or their designees pursuant to any right of first refusal or repurchase agreement; (iv) with respect to any Merger Shares surrendered in satisfaction of any indemnification obligation under the Merger Agreement; and (v) with respect to a number of Merger Shares equal in value to the outstanding principal balance (plus interest) of the Merger Note, if the Company fails to pay any amount due under such note.

    Pursuant to the Lock-Up and Registration Rights Agreement, the Littles and Mr. Lischak have the right on three occasions (but not more than once in any 18-month period), on or after February 16, 1998 (or any earlier termination of the lock-up), to require the Company, at its expense, to file a registration statement under the Securities Act for the registration of a minimum of 250,000 of the Merger Shares released to them from the lock-up. These demand rights terminate, as to one demand, on October 31, 2004; as to the second demand, on October 31, 2008; and as to the third demand, on October 31, 2011. In addition, the Littles and Mr. Lischak have unlimited "piggyback" rights in connection with registration statements filed by the Company under the Securities Act until October 31, 2004.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors and executive officers and persons who own more than 10% of the Company's Common Stock ("10% Stockholders") to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and 10% Stockholders of the Company are required by Commission regulations to furnish the Company with copies of Section 16(a) forms they file. To the Company's knowledge based solely upon a review of the Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year, the Forms 5 furnished to the Company with respect to its most recent fiscal year, and written representations of the Company's directors, executive officers and 10% Stockholders, during the fiscal year ended December 31, 1996, all Section 16(a) filing requirements applicable to the Company's executive officers, directors and 10% Stockholders were complied with.

                    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On October 31, 1996, as part of the Merger consideration, Ellen Dinerman Little (Co-Chairman of the Board, Co-Chief Executive Officer and President of the Company) and Robert B. Little (Co-Chairman of the Board and Co-Chief Executive Officer of the Company) received the Merger Note, a $2,000,000 secured promissory note of the Company, bearing interest at the rate of 9% per annum, with principal and interest payable in monthly installments of $41,517 over a five year period ending October 1, 2001. The Merger Note is secured by a security interest (subordinate to the security interest of the Company's commercial lenders) in substantially all of the Company's assets. During 1996, an aggregate of $83,034 in principal and interest was paid to the Littles under the Merger Note. At August 15, 1997, the aggregate amount outstanding (including accrued interest) under such promissory note was $1,850,252.29. As part of discussions regarding the restructuring of the Company's credit facility, the lenders under the facility may request that certain payments to the Littles pursuant to the Merger Note be deferred. Pursuant to the Merger Agreement, on October 31, 1996, the Littles also received an unsecured promissory note of the Company in the principal amount of $137,061 representing the cash value at the time of Merger of certain life insurance policies under which the Company was named as the beneficiary. This promissory note bears interest at the rate of 9% per annum, with principal and accrued interest payable on October 31, 1997. At August 15, 1997, the aggregate amount outstanding (including accrued interest) under such promissory note was $146,827.47.

    Neo Motion Pictures, Inc., a California corporation ("Neo") involved in the production of motion pictures, has, on a non-exclusive basis, provided production services with respect to approximately 12 motion pictures for Pre-Merger Overseas from 1989 through the date of Merger and may provide production services to motion pictures for the Company in the future. With respect to each of the films for which Pre-Merger Overseas arranged for Neo to provide production services ("Produced Films"), Neo generally received a fee of $75,000 to $150,000, an overhead allowance, plus in certain instances a net profit participation. During 1996, Neo received $158,825 as overhead allowance and $410,666 in production fees with respect to Produced Films. As permitted by his employment agreement with the Company, Mr. Little performs consulting services for Neo. During 1996, no consulting fees were paid by Neo to Mr. Little, although, at August 15, 1997, Neo owed Mr. Little $269,121 in accrued but unpaid consulting fees. Mr. Little also has an option to acquire a 50% interest in Neo for a purchase price of less than $60,000. Mr. Little has granted fifty percent of his interest in such option to the Company. The Company has guaranteed payment by Neo of two promissory notes, each originally payable by NEO on May 9, 1997, which the lender and NEO have agreed in principle to extend (subject to documentation). An aggregate of approximately $248,939 in principal and accrued interest was outstanding under such promissory notes as of August 15, 1997.

    Alessandro Fracassi, a Director of the Company, is the sole owner of Original Film Company, an Italian corporation ("Original"), which owns or controls, together with certain of its affiliates, distribution rights to 13 motion pictures for which the Company acts as sales agent pursuant to various agreements. In exchange for licensing distribution rights to such films on behalf of Original and its affiliates, the Company receives a sales agency fee generally ranging from 5% to 15% of the revenues generated by such licensing, depending on the film. During 1996, sales or licenses of distribution rights to such films by the Company generated less than $12,000 in gross revenues. Until August 1996, Mr. Little was also a co-owner of Original.

    Mr. Fracassi is also the President and owner of Racing Pictures s.r.l., an Italian corporation ("Racing Pictures") which is engaged in the production and distribution of motion pictures. In 1990 and 1991, Pre-Merger Overseas licensed to Racing Pictures various distribution rights (primarily Italian television and video distribution rights) to approximately 86 motion pictures which the Company owns or for which the Company controls various distribution or sales agency rights. The licenses, which generally have terms of six to twelve years, obligated Racing Pictures to pay aggregate minimum guarantees of approximately $2,900,000 to Pre-Merger Overseas. With respect to video distribution rights granted to Racing Pictures pursuant to such licenses, the Company is generally entitled to a 25% royalty on all gross receipts of

Racing Pictures relating to Racing Pictures' exploitation of such video distribution rights. With respect to television rights granted to Racing Pictures pursuant to such licenses, Racing Pictures is generally entitled to a distribution fee of 25% of gross receipts from exploitation of such television rights and recoupment of all Racing Pictures' distribution expenses. The Company is entitled to the balance of the gross receipts of Racing Pictures from exploitation of the television rights. Both the video royalty payable to the Company and the Company's share of the gross receipts from Racing Pictures' exploitation of the television rights are applied first to Racing Pictures' recoupment of the minimum guarantees. As of January 1, 1996, $2,347,000 of the minimum guarantees owed to Pre-Merger Overseas had been paid, while the remainder of $693,000 was past due. From January 1, 1996 through September 11, 1996, an additional $140,000 was paid to Pre-Merger Overseas (including a portion through offset of amounts owed by Pre-Merger Overseas to Racing Pictures as described below). Pre-Merger Overseas and Racing Pictures agreed as of September 12, 1996 to terminate Racing Pictures' distribution rights to five motion pictures, reduce the $553,000 in remaining past due minimum guarantees to $413,000, and extend payment of such amount, which is non-interest bearing, to September 30, 1998. Upon payment by Racing Pictures of the remaining minimum guarantees to the Company, the Company would be entitled to retain approximately $70,675 of the total amount as distribution fees, with the remainder of such amount to be paid to the various parties from which distribution rights to the films licensed to Racing Pictures were acquired.

    Racing Pictures also owns or controls distribution rights to three motion pictures for which the Company acts as sales agent or distributor pursuant to various agreements. In exchange for licensing distribution rights in such films, the Company receives a fee generally ranging from 10% to 20% of the revenues generated by such licensing, depending on the film. During 1996, sales or licenses of distribution rights to such films by Pre-Merger Overseas and the Company generated $109,000 in gross revenues of which $75,000 was offset against amounts due from Racing Pictures (as described above), $20,000 was retained by Pre-Merger Overseas and the Company as fees and $14,000 was retained by Pre-Merger Overseas and the Company as reimbursement for distribution expenses incurred by Pre-Merger Overseas and the Company on behalf of Racing Pictures. Racing Pictures has agreed that future revenues generated from licensing such films will also be offset against the past due minimum guarantees from Racing Pictures.

    From January 1989 until October 31, 1996, Pre-Merger Overseas was treated for federal (but not state) income tax purposes as an S Corporation. As a result, Pre-Merger Overseas's taxable income during this period was taxed for federal purposes directly to the Pre-Merger Overseas stockholders (Ellen Dinerman Little, Robert B. Little and William F. Lischak, Chief Operating Officer, Chief Financial Officer, Secretary and a Director of the Company), rather than to Pre-Merger Overseas. Pursuant to the Merger Agreement, the Company entered into a Tax Reimbursement Agreement, dated October 31, 1996, with Ms. Little, Mr. Little and Mr. Lischak (the "Tax Reimbursement Agreement"). Under the Tax Reimbursement Agreement, the Company agreed to reimburse these individuals for up to $400,000 of federal income taxes payable for the short 1996 S corporation taxable year of Pre-Merger Overseas ending at the time of the Merger (the "1996 Reimbursement Amount"). The corporate income tax returns of Pre-Merger Overseas for its 1992 and 1993 fiscal years are currently under audit by the Internal Revenue Service ("IRS") and returns for the 1994 and 1995 fiscal years and the 1996 fiscal year (which is currently on extension for filing) remain open to audit. In the absence of the Tax Reimbursement Agreement, the stockholders of Pre-Merger Overseas during such periods, and not the Company, would be responsible for any tax liability assessed as a result of any federal income tax audits of pre-Merger periods because of the S corporation status for such periods. Under the Tax Reimbursement Agreement, the Company agreed to indemnify the three stockholders of Pre-Merger Overseas for any federal income tax liabilities of theirs (including penalties and interest) arising from any adjustment to the income, deductions or credits of Pre-Merger Overseas for periods prior to the Merger, together with any federal and state income tax arising from such indemnity payments. The Company's reimbursement obligations are limited to $150,000 (plus any of the $400,000 1996 Reimbursement Amount not used to reimburse such individuals for their federal income taxes for the short 1996 S Corporation taxable year), except with respect to adjustments to the Company's income, deductions or credits which are reasonably expected to result in decreases to the Company's income or increases in its deductions or credits after the Merger. As of the date of this Proxy Statement, neither Pre-Merger Overseas nor the Pre-Merger Overseas stockholders had filed their tax returns for the short 1996 S corporation taxable year of Pre-Merger Overseas and no amounts had been paid under the Tax Reimbursement Agreement.

    Mr. Lischak and his spouse own BLAH, Inc. which provides the production executive services of Mr. Lischak's spouse to the Company in accordance with the a Loan-Out Agreement dated as of March 11, 1996, (the "Loan-Out Agreement"), pursuant to which, BLAH, Inc. receives $1,200 per week (an aggregate of $48,733 in 1996).

                                    PROPOSAL NO. 2

                  RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The stockholders of the Company are being asked to consider a proposal to ratify the Company's selection, on the advice of its Audit Committee, of Price Waterhouse LLP as the Company's independent auditors for the fiscal year ending December 31, 1997.

    Price Waterhouse LLP has served as Pre-Merger Overseas' independent auditors since 1990 and as the Company's independent auditors since the Merger, including for the fiscal year ended December 31, 1996. BDO Seidman, LLP had previously served as EMAC's independent auditors from inception of EMAC through the date of the Merger. The change of accountants at the time of the Merger was based on the desire of the Board of Directors of the Company to provide continuity of independent auditors in performing accounting services for the business and operations of the Company. Upon consummation of the Merger, the Company succeeded to the business and operations of Pre-Merger Overseas. As indicated under "Background Regarding the Company - The October 1996 Merger," the results of operations and financial position of the Company, for periods and dates prior to the Merger, are the historical results of operations and financial position of Pre-Merger Overseas for such periods and dates. None of BDO Seidman, LLP's reports rendered to EMAC during their service as EMAC's independent auditors contained adverse opinions or disclaimers of opinion and none of such reports were qualified as to uncertainty, audit scope, or accounting principles. There were no disagreements between EMAC and BDO Seidman, LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to BDO Seidman, LLP's satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with any of their reports. The appointment of Price Waterhouse LLP to serve as the Company's independent auditors after the Merger (including for the fiscal year ended December 31, 1996) was approved by the

Company's Board of Directors and, at the October 1996 Special Meeting of Stockholders, was also approved by the Company's stockholders.

    Representatives of Price Waterhouse LLP are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                                    OTHER MATTERS

    The Board of Directors is not aware of any other matter that may properly come before the Annual Meeting. If any other matter not mentioned in this Proxy Statement is brought before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment and applicable law.

                                STOCKHOLDERS PROPOSALS

    Stockholders are advised that any stockholder proposals intended for consideration at the 1998 Annual Meeting of Stockholders must be received by the Company at its principal executive offices on or before May 1, 1998 in order to be considered for inclusion in the Company's proxy materials for the 1998 Annual Meeting. Proposals, as well as any questions related thereto, should be submitted in writing to the Secretary of the Company. It is recommended that stockholders submitting proposals utilize certified mail, return receipt requested. Proposals may be included in the proxy statement for the 1998 Annual Meeting if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission and if the stockholder submitting any such proposal has complied with the Company's Bylaws.

                              INCORPORATION BY REFERENCE

    To the extent this Proxy Statement has been or will be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled "Compensation Committee Report on Executive Compensation" and "Performance Graph" shall not be deemed to be so incorporated unless specifically otherwise provided in any such filings, and such sections shall not otherwise be deemed filed under such Acts.

                                    ANNUAL REPORT

    Concurrently with this Proxy Statement, the Company is providing to each stockholder a copy of its Annual Report to Stockholders, which contains the Company's Annual Report on Form 10-K exclusive of exhibits. If for any reason a stockholder entitled to vote at the Annual Meeting does not receive the accompanying Annual Report to Stockholders, the Company will provide such stockholder a copy (without charge) upon the stockholder's written request. Requests should be directed to Overseas Filmgroup, Inc., Attention:
Secretary, 8800 Sunset Boulevard, Third Floor, Los Angeles, California 90069.

                             By Order of the Board of Directors,


                             /s/ William F. Lischak

                             William F. Lischak
                             Chief Operating Officer, Chief Financial Officer and Secretary


Los Angeles, California
August 29, 1997


STOCKHOLDERS ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION IS APPRECIATED.

                            OVERSEAS FILMGROUP, INC.
                         ANUUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 25, 1997

     THIS REVOCABLE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    The undersigned stockholder of Overseas Filmgroup, Inc. (the "Company") hereby nominates, constitutes and appoints Ellen Dinerman Little, Robert B. Little and William F. Lischak, and each of them, the agent and proxy of the undersigned, each with full power of substitution, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the 1997 Annual Meeting of Stockholders of the Company to be held at Los Angeles, California on September 25, 1997 at 1:00 p.m. Pacific Daylight time, and at any and all postponements or adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat.

THIS REVOCABLE PROXY WILL BE VOTED AS DIRECTED BELOW. IN THE ABSENCE OF ANY DIRECTION, THIS PROXY WILL BE VOTED FOR ALL   PLEASE
NOMINEES OF THE BOARD OF DIRECTORS IN THE ELECTION OF DIRECTORS AND FOR RATIFICATION OF THE COMPANY'S SELECTION OF PRICE  MARK YOUR
WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 1997.                                                     VOTES AS
                                                                                                                          INDICATED
                                                                                                                          IN THIS
                                                                                                                          EXAMPLE

THIS REVOCABLE PROXY WILL BE VOTED AS DIRECTED BELOW. IN THE ABSENCE OF ANY DIRECTION, THIS PROXY WILL BE VOTED FOR ALL
WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 1997.

NOMINEES OF THE BOARD OF DIRECTORS IN THE ELECTION OF DIRECTORS AND FOR RATIFICATION OF THE COMPANY'S SELECTION OF PRICE  /X/

1.         Election of Directors--Election of Stephen K. Bannon and Robert B. Little to serve on the Board of Directors of the
           Company until the 2000 Annual Meeting of Stockholders and until their respective successors are elected and have qualified.

           / /  FOR ALL NOMINESS              / /  WITHHOLD AUTHORITY FOR ALL NOMINEES
           INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ELECTION OF ANY PERSON NOMINATED BY THE BOARD OF DIRECTORS, MARK FOR ABOVE
           AND CROSS OUT THE NAME OR NAMES OF THE PERSON OR PERSONS WITH RESPECT TO WHOM AUTHORITY IS WITHHELD.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES.

                                                     (CONTINUED ON REVERSE SIDE)

           IMPORTANT: PLEASE DATE AND SIGN THE PROXY ON REVERSE SIDE

2.         Independent Auditors--To ratify the selection of Price Waterhouse LLP to serve as the Company's independent auditors for the fiscal year ending December 31, 1997.
           / /  FOR                      / /  AGAINST                      / /  ABSTAIN
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF ITS SELECTION OF INDEPENDENT AUDITORS.
3.         OTHER BUSINESS--TO TRANSACT SUCH OTHER BUSINESS AS PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENTS OR
           ADJOURNMENTS THEREOF. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY
           COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENTS THEREOF.

                    Mark this box if you plan to attend the Annual Meeting.  / /

                                                  Signature
                                                  ------------------------------

                                                  Signature
                                                  ------------------------------

                                                  Date
                                                  ------------------------------

                                                  Note: Please sign as the name
                                                  appears hereon. Joint owners
                                                  should each sign. When signing
                                                  as attorney, executor,
                                                  administrator, trustee or
                                                  guardian, please give full
                                                  title as such.